Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND
RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
VIA NET.WORKS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

I, Matt S. Nydell, Senior Vice President, General Counsel and Secretary of VIA NET.WORKS, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on August 23, 2005 adopted the following resolution creating a series of Preferred Stock designated as Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the “Board”) in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting rights or powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.                                            Designation and Amount.  The shares of such series, par value $0.001 per share, shall be designated as “Series A Convertible Preferred Stock” and the number of shares constituting such series shall be 5,454,545.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Convertible Preferred Stock.

Section 2.                                            Dividends and Distributions.

(A)                              The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive with respect to each share of Series A Convertible Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rate of 12% per annum of the Original Purchase Price thereof (the “Preferred Dividend”).  Preferred Dividends on a share of Series A Convertible Preferred

Stock shall accrue and shall be cumulative whether or not declared from the date of issue of such share of Series A Convertible Preferred Stock.

(B)                                The amount of Preferred Dividends payable on the Series A Convertible Preferred Stock shall be computed on the basis of a 365-day year.  No interest, or sum or money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Convertible Preferred Stock that may be in arrears.

(C)                                No dividends on the Series A Convertible Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation if at such time the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(D)                               Notwithstanding anything contained herein to the contrary, dividends on the Series A Convertible Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.

(E)                                 So long as any Series A Preferred Stock remains outstanding, the Corporation shall not pay any dividend (cash or otherwise) on any other class of equity security without the consent of at least a majority of the holders of the outstanding shares of Series A Preferred Stock.

Section 3.                                            Voting Rights.  The holders of shares of Series A Convertible Preferred Stock shall have the following voting rights:

(A)                              Except as otherwise expressly required by law, and as long as the Sale and Purchase Agreement, dated August, 26 2005 among Mawlaw 653 Limited (“Mawlaw”), Interoute Communications Holdings SA “Interoute” and together with Mawlaw, the “Purchasers”) and the Corporation (the “Purchase Agreement”) has not been terminated pursuant to Section 5.4.3 of the Purchase Agreement or, if the Corporation has purported to terminate the same, legal proceedings have not been initiated by the Purchasers (or any one of them) challenging such termination, each holder of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of shares of Common Stock and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder’s Series A Convertible Preferred Stock is convertible (whether or not shares of unissued common stock are available for such conversion) pursuant to the provisions of Section 5 on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed.  Except as otherwise expressly provided below in this Section 3 or as required by law, the holders of Series A Convertible Preferred Stock and Common Stock shall vote together as a single class on all matters, and neither the Common Stock nor the Series A Convertible Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

(B)                                So long as the Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding Series A Convertible Preferred Stock, authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Corporation that has rights, preferences, or privileges senior to or pari passu with the Series A Convertible Preferred Stock.

(C)                                Except as set forth herein or as required by law, holders of Series A Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.                                            Reacquired Shares.  Any shares of Series A Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 5.                                            Conversion.

(A)                              Each holder of the Series A Convertible Preferred Stock may at any time, subject to the provisions of paragraphs (B) and (C) below, upon surrender of the certificates therefor, convert all or any portion of his or its Series A Convertible Preferred Stock into fully paid and nonassessable Common Stock of the Corporation at the Conversion Ratio set forth below, plus declared and unpaid dividends thereon.

(B)                                The holders acknowledge that at the time of issuance of the Series A Convertible Preferred Stock the Corporation does not have a sufficient number of shares of Common Stock authorized and available for issuance to effect the conversion of the shares of the Series A Convertible Preferred Stock.  If, at the time any holder of Series A Convertible Preferred Stock requests a conversion of any shares of Series A Convertible Preferred Stock in compliance with this Section 5 and the Corporation does not have available a sufficient number of authorized but unissued shares of Common Stock to effect such conversion, as soon as practicable thereafter, the Corporation will issue such number of shares of Common Stock as are available for issuance, and take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Amended and Restated Certificate of Incorporation.

(C)                                Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Series A Convertible Preferred Stock, and shall give written notice to the Corporation at its office that the holder elects to convert the same and shall state therein the holder’s name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  As soon as practicable thereafter, the Corporation shall issue and deliver at its office to the holder of the Series A Convertible Preferred Stock, or to the holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  A conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock at the close of business on that date.  From and after that date, all rights of the holder with respect to the Series A Convertible Preferred Stock so converted shall terminate, except only the right of the holder to receive certificates for the number of shares of Common Stock issuable-upon conversion thereof and cash for fractional shares.

(D)                               Conversion Ratio.  Subject to adjustment as provided in paragraph (E) below, each share of the Series A Convertible Preferred Stock may be converted into five shares of Common Stock or, in case any adjustment of such conversion ratio has taken place pursuant to the provisions of this Section 5, by the conversion ratio as last adjusted and in effect on the date any shares of Series A Convertible Preferred Stock are surrendered for conversion (such conversion ratio, or such conversion ratio as last adjusted, being referred to herein as the “Conversion Ratio”).

(E)                                 Adjustments.  The Conversion Ratio at which the Series A Convertible Preferred Stock may or shall be converted into Common Stock shall be subject to adjustment from time to time in certain cases as follows:

(i)                                     In case the Corporation shall (a) pay a dividend on its Common Stock in shares of its capital stock, (b) subdivide its outstanding Common Stock, (c) combine its outstanding Common Stock into a smaller number of shares, or (d) issue in any recapitalization, reorganization or reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Ratio in effect immediately prior thereto shall be adjusted proportionately so that the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which such holder would have owed or have been entitled to receive after the occurrence of such event, had such Series A Convertible Preferred Stock been converted immediately prior to the occurrence of such event.  Such adjustment shall be made whenever any of such events shall occur.  An adjustment made pursuant to this paragraph (i) shall become effective, retroactively to the record date, immediately after the payment date in the case of a stock dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, recapitalization, reorganization, or reclassification.

(ii)                                  In the event that, at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (i) above.

(iii)                               Whenever the amount of Common Stock or other securities deliverable upon the conversion of the Series A Convertible Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal office and with any transfer agent or agents for the Series A Convertible Preferred Stock and for Common Stock, and with any stock exchange on which such Series A Convertible Preferred Stock or Common Stock are listed, a statement, signed by its President or one of its Vice Presidents or its Secretary or Treasurer, stating the adjusted number of its Common Stock or other securities deliverable per share of Series A Convertible Preferred Stock upon conversion thereof calculated to the nearest share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice thereof by mail, postage prepaid, to the holders of record of the Series A Convertible Preferred Stock.  Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

(F)                                 No fractional Common Stock shall be issued upon a conversion of the Series A Convertible Preferred Stock.  If any fractional interest in a Common Stock share would be deliverable upon the conversion of any Series A Convertible Preferred Stock, the Corporation shall round such fractional interest to the nearest whole share, in lieu of delivering the fractional share therefor.

Section 6.                                            Liquidation, Dissolution or Winding Up.

(A)                              In the event of any liquidation (voluntary or otherwise), dissolution, or winding up of the Corporation or any Sale Event (each a “Liquidation Event”), each holder of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any of the Corporation’s shares of capital stock (other than the Series A Convertible Preferred Stock), a per share amount equal to the Original Purchase Price (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Convertible Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), to and including the date full payment shall be tendered to the holders of the Series A Convertible Preferred Stock with respect to such Liquidation Event (the “Liquidation Preference”).

(B)                                If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Convertible Preferred Stock of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Convertible Preferred Stock in proportion to the preferential amount that each such holder is otherwise entitled to receive based upon the aggregate Liquidation Preference of the Series A Convertible Preferred Stock held by each such holder and the aggregate Liquidation Preference of all Series A Convertible Preferred Stock.  After such payment shall have been made in full to the holders of the Series A Convertible Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Convertible Preferred Stock so as to be available for such payment, the holders of Series A Convertible Preferred Stock shall not have any right to participate in the remaining distributions on the Corporation’s capital stock.

(C)                                For purposes of this Section 6, a Liquidation Event of this Corporation shall be deemed to be occasioned by, or to include, by means of any transaction or series of related transactions (each a “Sale Event”): (i) the acquisition of the Corporation by another entity (including, without limitation, any reorganization, merger, or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) the sale of all or substantially all of the capital stock or assets of the Corporation, unless the Corporation’s stockholders of record, as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation’s acquisition or sale or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

Section 7.                                            Optional Redemption.

(A)                              The Series A Convertible Preferred Stock may be redeemed for cash, in whole or in part, at the option of the Corporation, at any time after the Purchase Agreement has been terminated pursuant to Section 5.4.3 thereof so long as at the time that the redemption thereof is scheduled to occur in accordance with this Section 7, no legal proceedings shall be pending pursuant to which the Purchasers (or any one of them) has challenged such termination, at a redemption price equal to the Original Purchase Price per share, plus any dividends accrued but unpaid thereon (whether or not declared) (the “Redemption Price”).

(B)                                Not less than ten (10) days nor more than thirty (30) days prior to the date on which the Series A Convertible Preferred Stock is to be redeemed (the “Redemption Date”), the Corporation shall mail written notice (a “Redemption Notice”), postage prepaid, to each holder of record of Series A Convertible Preferred Stock at the holder’s post office address last shown on the records of the Corporation.  Each Redemption Notice shall state:

(i)                                     the number of outstanding shares of Series Convertible A Preferred Stock to be redeemed on such Redemption Date;

(ii)                                  the number of shares of the Series A Convertible Preferred Stock held by the holder which the Corporation shall redeem on such Redemption Date in accordance with the provisions hereof;

(iii)                               that the shares of Series A Convertible Preferred Stock, as applicable, to be redeemed by the Corporation shall be redeemed on such Redemption Date, which shall be specified as a calendar date and shall be a business day; and

(iv)                              the time and manner in, and place at, which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed on the Redemption Date.

(C)                                On or before each Redemption Date, each holder of Series A Convertible Preferred Stock to be redeemed pursuant to this Section 7 shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and upon each such Redemption Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to each such Redemption Date, and each surrendered certificate shall be canceled and retired.  If the applicable redemption is for less than all of the shares of Series A Preferred Stock represented by the certificate or certificates, the Corporation shall issue and deliver to the holder a new certificate representing the balance of the shares of Series A Preferred Stock not subject to redemption.

Section 8.                                            Mandatory Redemption.

(A)                              The Corporation will, at the option of the holders of the Series A Preferred Stock, redeem for cash any or all of the Series A Preferred Stock held by such holder at the Redemption Price upon termination of the Purchase Agreement in accordance with the terms thereof, other than as a result of the termination thereof by the Corporation resulting from Purchasers’ (as defined in the Purchase Agreement) material breach of its obligations thereunder or under the other Transaction Documents.  Notice of mandatory redemption (the “Mandatory Redemption Notice”) under this Section 8 shall be given to the Corporation not less than ten (10) days prior to the date designated by a holder of Series A Preferred Stock for redemption (the “Mandatory Redemption Date”).  Any such notice of redemption shall specify the number of shares of Series A Preferred Stock to be redeemed.

(B)                                On or before the Mandatory Redemption Date, each holder of Series A Preferred Stock who has elected to have shares redeemed under this Section 8 shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed on the Mandatory Redemption Date in the manner and place designated in the Mandatory Redemption Notice, and upon such Mandatory Redemption Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on the certificate as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to the Mandatory Redemption Date, and each surrendered certificate shall be canceled and retired.  If the applicable redemption is for less than all of the shares of Series A Preferred Stock represented by the certificate or certificates, the Corporation shall issue and deliver a new certificate representing the balance of the shares of Series A Preferred Stock not subject to redemption.

Section 9.                                            Amendment. The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Convertible Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, voting separately as a class.

Section 10.                                      Fractional Shares.  Series A Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Convertible Preferred Stock.

Section 11.                                      Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Common Stock” means any shares of the common stock, par value $.001 per share, of the Corporation now or hereafter authorized to be issued, and any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Common Stock, any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

“Original Purchase Price” means, with respect to a share of Series A Convertible Preferred Stock, U.S. $0.44.

“Transaction Documents” means (i) the Purchase Agreement, (ii) the Facility Agreement, dated August, 26 2005, between the Corporation and Mawlaw 653 Limited, (iii) the Management Services Agreement, dated August, 26 2005, between the Corporation and Mawlaw 653 Limited, and (iv) the Subscription Agreement, dated August, 26 2005, between the Corporation and Mawlaw 660 Limited.

IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 26th day of August 2005.

VIA NET.WORKS, INC.

By:	/s/ Matt S. Nydell
Matt S. Nydell
Senior Vice President, General
Counsel and Secretary